Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended September 30, 2007

November 19, 2007

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuels plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ended September 30, 2007.

Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuels plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuels produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income taxes incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information, including information concerning the realization of credits carried forward and payments of disposition proceeds.

Results of Operations for the Quarter Ended September 30, 2007
The estimated net after-tax cash flows for the quarter and year to date for each of the Earthco plants were as follows:
	3rd Quarter	Year to Date
Solid Energy LLC	$(8.6) million	$(21.5) million
Ceredo Synfuel LLC	–	$(6.5) million
Solid Fuel LLC	$(16.6) million	$(31.1) million
Sandy River Synfuel LLC	$(13.9) million	$(24.3) million

An estimated $165.5 million in synthetic fuels tax credits were generated but not realized nor included in the net after-tax cash flow amounts for the nine months ended September 30, 2007. Due to the high level of oil prices, the Company expects that the value of these generated but not realized synthetic fuels tax credits will be reduced as described below in the Impact of Crude Oil Prices section.

Material Developments as of November 19, 2007

Sale of Ceredo Synfuel LLC
In March 2007, the Company sold its 100 percent partnership interest in Ceredo Synfuel LLC (Ceredo), which is one of the Earthco plants, to a third-party buyer. In addition, the Company entered into an agreement to operate Ceredo on behalf of the buyer. At closing, the Company received cash proceeds of $10 million and a non-recourse note receivable of $54 million. Payments on the note are received as Ceredo produces and sells qualified coal-based solid synthetic fuels during 2007. As of October 31, 2007, the Company has received payments of $34.7 million on the note. Actual proceeds could differ based on actual production levels, which shall be determined by the buyer. The estimated production level of Ceredo subsequent to the transaction is 2.8 million tons. As of October 31, 2007, Ceredo has produced 2.2 million tons. Pursuant to the terms of the purchase and sale agreement, the buyer had the right to unwind the transaction if an Internal Revenue Service reconfirmation private letter ruling was not received by November 9, 2007, or if certain adverse changes in tax law, as defined in the agreement, occurred before November 19, 2007. As of November 19, 2007, these terms have been satisfied and the buyer no longer has the right to unwind the transaction. Pursuant to the terms of the purchase and sale agreement, the Company will indemnify the buyer against certain losses, including, but not limited to, losses arising from the disallowance of synthetic fuels tax credits. Based upon the cash proceeds received by the Company through October 31, 2007, the CVO holders’ share of disposition proceeds is approximately $6.9 million. As Ceredo produces and sells qualified synthetic fuels, the Company will be entitled to receive additional cash proceeds. As the Company receives these additional cash proceeds, CVO holders will share in those additional cash proceeds. The Company will continue to report pertinent information regarding the CVO holders’ share of disposition proceeds in the Quarterly Report for the Quarter Ended December 31, 2007, based upon information available at that time.

Tax Credits
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are carried forward indefinitely as deferred alternative minimum tax credits. The redesignation of Section 29 tax credits as a Section 45K general business credit removes the regular federal income tax liability limit on synthetic fuels production and subjects the credits to a 20-year carry forward period. This provision would allow the Company to produce more coal-based solid synthetic fuels than it has historically produced, should the Company choose to do so. See discussion below regarding the impact of crude oil prices on future synthetic fuels production.

Impact of Crude Oil Prices
Although the Section 29/45K tax credit program is expected to continue through 2007, recent market conditions, world events and catastrophic weather events have increased the volatility and level of oil prices that could limit the amount of those credits or eliminate them entirely for 2007. This possibility is due to a provision of Section 29 that provides that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the Annual Average Price) exceeds a certain threshold price (the Threshold Price), the amount of Section 29/45K tax credits is reduced for that year. Also, if the Annual Average Price increases high enough (the Phase-out Price), the Section 29/45K tax credits are eliminated for that year. The Threshold Price and the Phase-out Price are adjusted annually for inflation.

If the Annual Average Price falls between the Threshold Price and the Phase-out Price for a year, the amount by which Section 29/45K tax credits are reduced will depend on where the Annual Average Price falls in that continuum. The Department of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (EIA). Because the EIA publishes its information on a three-month lag, the secretary of the Treasury finalizes the calculations three months after the year in question ends. Thus, the Annual Average Price for calendar year 2006 was published on April 4, 2007. Based on the Annual Average Price of $59.68, the synthetic fuels tax credits generated by the Company during 2006 were reduced by 33 percent.

The Company estimates that the 2007 Threshold Price will be approximately $57 per barrel and the Phase-out Price will be approximately $71 per barrel, based on an estimated inflation adjustment for 2007. The monthly Domestic Crude Oil First Purchases Price published by the EIA has recently averaged approximately $5 lower than the corresponding daily New York Mercantile Exchange (NYMEX) prompt month settlement price for light sweet crude oil. Through September 30, 2007, the average NYMEX settlement price for light sweet crude oil was $66.18 per barrel, and as of September 30, 2007, the average NYMEX futures price for light sweet crude oil for the remainder of calendar year 2007 was $80.27 per barrel. This results in a weighted-average annual price for light sweet crude oil of approximately $69.80 per barrel for calendar year 2007. Based upon the estimated 2007 Threshold Price and Phase-out Price, if oil prices for 2007 averaged this weighted price of approximately $69.80 per barrel for the entire year in 2007, the Company estimates that the synthetic fuels tax credit amount for 2007 would be reduced by approximately 55 percent. As of September 30, 2007, the NYMEX price of oil for the remainder of 2007 would have to be $49.89 to have no reduction in value of tax credits generated during 2007 and would have to be $104.04 to have a full reduction in value. The final calculations of any reductions in the value of the tax credits will not be determined until April 2008 when final 2007 oil prices are published.

On September 14, 2007, the Company idled production of synthetic fuels at its majority-owned Earthco plants. The decision to idle production was based on the current high level of oil prices and the resumption of synthetic fuels production was dependent upon a number of factors, including a reduction in oil prices. On October 12, 2007, based upon the continued high level of oil prices, unfavorable oil price projections through the end of 2007, and the expiration of the current synthetic fuels tax credit program at the end of 2007, the Company decided to permanently cease production of synthetic fuels at its majority-owned Earthco plants.

Realization of Section 29/45K Tax Credits Generated in Prior Years
One of the components of net after-tax cash flow for any given year is the amount of Section 29/45K tax credits realized by the Company in that year. For purposes of CVO calculations, the Company is deemed to first realize Section 29/45K tax credits generated in that tax year and then to realize any unused Section 29/45K tax credits generated in prior years. As a result of the idling of production at the Earthco plants during 2006, the amount of Section 29/45K tax credits generated in 2006 is materially less than prior years. In addition, the Company’s ability to realize Section 29/45K tax credits has been materially increased because the sale of the Company’s gas assets in October 2006 resulted in substantial taxable income. For the year 2006, the Company anticipates that it will realize all of the Section 29/45K tax credits generated in 2006 and approximately $40 million of the unused Section 29/45K tax credits generated in 2001.

Unused Section 29/45K tax credits that are carried forward and realized in years after 2007 will be added to the net after-tax cash flow for the year in which they were generated. Thus, for example, 2001 unused Section 29/45K tax credits that are carried forward beyond 2007 would be included in the determination of whether the preference was exceeded in 2001. However, the effect of realizing a portion of the 2001 unused Section 29/45K tax credits in 2006, as described in the preceding paragraph, is that those credits will be included in net after-tax cash flow for 2006 in order to determine whether the preference is exceeded in 2006. The approximate $40 million of 2001 previously unused Section 29/45K tax credits realized in 2006 will not be added to the net after-tax cash flow for the year in which they were generated, 2001, and they will not be included in the determination of whether the preference was exceeded in 2001. Additionally, the Company cannot estimate its ability to realize Section 29/45K tax credits in 2007. Thus, the Company cannot predict whether unused Section 29/45K tax credits generated in prior years will be included in net after-tax cash flow for 2007.

Carry Back of Tax Credits
At the time that the CVOs were issued, the synthetic fuels tax credits were designated as Section 29 tax credits and, as such, unused synthetic fuels tax credits could only be carried forward as deferred alternative minimum tax credits for use in future years. The redesignation of Section 29 tax credits as Section 45K general business credits (See Material Developments as of November 19, 2007 – Tax Credits) now subjects the credits to a one year carry back period prior to a 20-year carry forward period.

This unanticipated change in the nature of the tax credits may result in the Company’s synthetic fuels tax credits being realized and utilized in a manner that is different from the utilization and realization expected at the time that the CVOs were issued.

For example, Section 45K tax credits generated in 2007 would first be realized in 2007. Any unused Section 45K tax credits generated in 2007 would then be carried back one year and realized in 2006. If any Section 45K tax credits generated in 2007 remain unused, they will then be carried forward for up to 20 years until fully realized. Under the carry forward rules that were applicable at the time that the CVOs were issued, tax credits generated in 2007 would first be used in 2007 and any unused credits would be carried forward as deferred alternative minimum tax credits to be used in future years.

Given that when the CVOs were issued, unused Section 29 tax credits could only be carried forward, not back, the CVO Agreement does not address how a carry back of unused Section 45K tax credits should be handled. Thus, there is no provision in the CVO Agreement that provides for the 2006 net after-tax cash flow to be increased by unused Section 45K tax credits generated in 2007, carried back one year and realized in 2006. Similarly, there is no provision in the CVO Agreement that allows for the 2007 net after-tax cash flow to be increased by unused Section 45K tax credits generated in 2007, which are carried back one year and realized in 2006.

Although the CVO Agreement did not contemplate carry backs of the synthetic fuels tax credits, it does provide that tax credits realized during an Operation Year (i.e., the years 2001 through 2007) would be applied to the net after-tax cash flow of year in which they are realized, regardless of the year in which they are generated. Accordingly, the Company believes that Section 45K tax credits that are generated in one Operation Year and carried back and realized in a previous Operation Year should be included in the net after-tax cash flow of the Operation Year in which they are realized. Thus, if unused Section 45K tax credits generated in 2007 are carried back one year and realized in 2006, net after-tax cash flow for 2006 will be increased by the amount of such tax credits.

It should be noted that the application of a one year carry back for some or all of the tax credits generated in 2007 may have ancillary effects on the net after-tax cash flow for years other than 2006. For example, the Company reported that it anticipated realizing in 2006 approximately $40 million of the unused Section 29 tax credits generated in 2001 (See Material Developments as of November 19, 2007 – Realization of Section 29/45K Credits Generated in Prior Years). Due to IRS ordering rules, if 2007 Section 45K tax credits are carried back to 2006, those 2007 vintage tax credits would be used prior to the 2001 vintage tax credits. This is because general business credits are utilized prior to deferred alternative minimum tax credits. Thus, as a result of the ordering rules, if the unused Section 45K tax credits generated in 2007 are carried back to 2006, they will effectively displace the unused Section 29 tax credits generated in 2001. If that happens, the displaced 2001 tax credits will be applied to the 2001 net after-tax cash flow to determine whether the preference was exceeded in 2001 in accordance with the terms of the CVO Agreement. That means that those displaced 2001 tax credits would be carried forward and once they are realized (which should occur after 2007), the credits will be added to the net after-tax cash flow for 2001 to determine whether the preference was exceeded in 2001.

At this time the Company cannot predict the dollar amount of tax credits generated in 2007 that may be carried back to 2006. The factors affecting that issue include the Company’s ability to utilize tax credits in 2007 and the extent to which the tax credits are phased out based on the price of oil for 2007. Although we cannot predict how these factors will affect this issue, it should be noted that the Company’s ability to realize Section 45K tax credits in 2007 has been materially decreased because the sale of its non-utility power marketing business resulted in a substantial loss for tax purposes. This makes it more likely that for 2007 the Company will not be able to realize all of the Section 45K tax credits generated in 2007.

Special Report
On November 13, 2007, the Company issued a Special Report to Holders of Contingent Value Obligations regarding the restatement of net after-tax cash flows for the Operation Years 2003 through 2005. Please see the Special Report for more detailed information regarding this restatement.

Supplemental Information

Where can I find a current market value of the CVOs?
Historically, CVOs were traded on the Over The Counter “pink sheets.” As a result of policy changes at pinksheets.com, securities without ticker symbols from a national securities exchange were dropped from its trading system. As the CVOs do not have a ticker symbol, information about the CVOs can no longer be found on that Web site. Pinksheets.com has advised the Company that the CVOs are currently quoted on its “yellow sheets” system, which is available on a subscription basis. As stated in the July 2000 Joint Proxy Statement/Prospectus in which CVOs were described, the Company does not intend to list the CVOs on any national securities exchange or cause the CVOs to be included in any interdealer quotation system. As such, we cannot assure (i) that there will be an active secondary trading market for the CVOs, (ii) that you will be able to sell your CVOs or (iii) the price at which you will be able to sell your CVOs.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free 1.866.668.6550